Exhibit 99.1

December 18, 2025

Dear Shareholder:

I am writing to update shareholders on matters pertaining to the merger of Hometown Bancshares, Inc. (Hometown) with First Community Bankshares, Inc. (FCBC).

The Shareholders of Hometown met on December 2, 2025, and voted overwhelmingly in favor of the merger. FCBC received the approval of the Federal Reserve Bank of Richmond for the merger on November 6, 2025. Completion of the merger remains subject to approval from the Virginia Bureau of Financial Institutions, which is expected in the coming weeks. As such, merger is expected to close on January 23, 2026, subject to the receipt of all regulatory approvals and satisfaction of all closing conditions.

As soon as practicable after the effective date of the merger, you will receive explicit instructions regarding how to exchange your Hometown stock certificates for shares of FCBC. At this time, you should locate all of your Hometown certificates. If you have lost a certificate and need a replacement, please contact Jessica Moore at 304-758-2191 or jmoore@hometownbanc.bank.

You have previously received a regular quarterly dividend from Hometown during the first week of January. Shareholders will receive a special dividend from Hometown in January 2026, once Hometown’s 2025 taxable income has been calculated and shareholder K-1 forms have been produced, but Hometown’s regular dividend will not be paid. We are confident that the pending merger will be completed. Hometown shareholders can expect to receive dividends with a record date after the effective time on shares of First Community common stock received in the merger.

Please note, Hometown will also be required to file a short-year tax return for the period January 1, 2026 to January 23, 2026. You will receive further communication about this tax filing at a future date. Lastly, Hometown’s CPAs will calculate each shareholder’s tax basis and will provide this information once the 2026 short-year return has been filed.

Please feel free to contact me at 304-758-2191 should you have any questions.

Sincerely, Tim Aiken President